Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Nancy Farrar	Neil Shoop
Farrar Public Relations	Treasurer
(817)937-1557	(214)589-8561

FOR IMMEDIATE RELEASE

Trinity Industries Reports Operating Results

For First Quarter of 2004

     DALLAS, TEXAS – May 5, 2004 – Trinity Industries, Inc., (NYSE:TRN) today reported financial results for the first quarter of 2004.

     For the quarter ended March 31, 2004, the company reported a net loss of $10.8 million, or 25 cents per diluted share, on revenues of $454.9 million. This compares to a net loss of $14.5 million, or 32 cents per diluted share, on revenues of $289.1 million in the first quarter of 2003. The first quarter of 2004 included an after-tax loss provision of $4.8 million (10 cents per diluted share) due to the effect of cost increases in steel and components containing steel on certain rail and barge contracts that will be completed during the remainder of 2004. The first quarter of 2004 also included an after-tax charge of $769,000 (2 cents per diluted share) related to the early retirement of the company’s term debt that was repaid with a portion of the proceeds from the issuance of $300 million senior notes during the quarter.

     “Our North American railcar backlog grew to over 17,000 railcars, or more than double the backlog at this time last year, and year-over-year revenues in the Rail Group were up $111.8 million, or 75 percent,” said Timothy R. Wallace, Trinity’s Chairman, President, and CEO. “The operating results of the Rail Group were unfavorably impacted by start-up costs related to reopening plants, sales mix, steel costs, and availability of materials.”

     “We had year-over-year top-line growth in all of our business segments except for our Inland Barge Group,” added Wallace. “Escalating steel costs are affecting margins primarily in our Rail and Inland Barge Groups. We are beginning to see scrap surcharge price reductions and hope that trend continues. Our Railcar Leasing and Management Services Group increased revenues and operating profits as a result of expansion of our lease fleet and increased utilization year over year.”

     Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity’s web site can be accessed at http://www.trin.net.

     This news release contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, intentions, and predictions of future financial performance. Statements that are not historical facts are forward looking. Readers are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)

	Three Months
	Ended March 31,
	2004	2003
Revenues	$454.9	$289.1
Operating loss	$(6.5)	$(11.4)
Other expense	10.0	8.6

Loss before income taxes	(16.5)	(20.0)
Provision (benefit) for income taxes	(5.7)	(5.5)

Net loss	(10.8)	(14.5)
Dividends on Series B preferred stock	(0.8)	––

Loss applicable to common share	$(11.6)	$(14.5)

Loss per common share:
Basic	$(0.25)	$(0.32)

Diluted	$(0.25)	$(0.32)

Weighted average number of shares outstanding:
Basic	46.2	45.5
Diluted	46.2	45.5

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

Revenues:

	Three Months
	Ended March 31,
	2004	2003
Rail Group	$260.9	$149.1
Construction Products Group	120.1	103.5
Inland Barge Group	43.3	44.1
Industrial Products Group	31.8	28.5
Railcar Leasing and Management Services Group	35.1	28.5
All Other	7.6	7.3
Eliminations	(43.9)	(71.9)

Total revenues	$454.9	$289.1

Operating profit (loss):

	Three Months
	Ended March 31,
	2004	2003
Rail Group	$(3.6)	$(10.3)
Construction Products Group	2.0	3.1
Inland Barge Group	(5.7)	(0.8)
Industrial Products Group	0.8	––
Railcar Leasing & Management Services Group	9.6	8.6
All Other	1.3	(0.9)
Corporate & Eliminations	(10.9)	(11.1)

Consolidated	$(6.5)	$(11.4)

Trinity Industries, Inc.
Condensed Consolidated Balance Sheet
(in millions)

	March 31,	December 31,
	2004	2003
Cash and equivalents	$151.3	$46.0
Accounts receivable	235.3	198.1
Inventories	275.8	258.0
Net property, plant and equipment, at cost (1)	934.4	945.2
Other assets	569.4	560.6

	$2,166.2	$2,007.9

Accounts payable and accrued liabilities	$444.9	$460.2
Debt (2)	584.2	395.2
Deferred income	30.4	32.2
Other liabilities	52.7	58.7
Series B preferred stock	57.9	57.8
Stockholders’ equity	996.1	1,003.8

	$2,166.2	$2,007.9

(1) Property, Plant and Equipment
Corporate/Manufacturing:
Property, plant and equipment	$869.8	$868.6
Accumulated depreciation	(572.2)	(569.0)

	297.6	299.6

Leasing:
Equipment on lease	754.4	758.5
Accumulated depreciation	(117.6)	(112.9)

	636.8	645.6

	$934.4	$945.2

(2) Debt
Corporate/Manufacturing — Recourse
Revolving commitment	$—	$—
Term commitment	—	122.8
Senior notes	300.0	—
Other	5.6	5.7

	305.6	128.5

Leasing — Recourse
Equipment trust certificates	170.0	170.0
Other	—	—

	170.0	170.0

Leasing — Non-recourse
Warehouse facility	108.6	71.1
Other	—	25.6

	108.6	96.7

	$584.2	$395.2

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